Exhibit 10.1

Healthcare Integrated Technologies Inc.

311 S Weisgarber Rd,

Knoxville, TN 37919

BOARD MEMBER AGREEMENT

This Board Member Agreement (the “Agreement”) is made and entered into as of April 15, 2025 by and between Healthcare Integrated Technologies Inc. Inc., a public company organized under the laws of Nevada (the “Company”), and JKP Advisors LLC (the “Board Member”), collectively referred to as the “Parties.”

RECITALS

WHEREAS the Company acknowledges the appointment of FKP Advisors LLC as a board member of the Company as of April 15, 2025, in compliance with applicable laws and regulations.

WHEREAS the Board Member is qualified to serve as a board member and desires to perform such services for the Company under the terms and conditions of this Agreement.

WHEREAS the Board Member shall also oversee a special unit within the Company responsible for training, hiring, and firing, while ensuring such activities do not impair the independence of the Board Member’s duties.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties agree as follows:

1. APPOINTMENT AND DUTIES

1.1 Board Membership

The Company hereby acknowledges FKP Advisors LLC as a board member effective April 15, 2025. The Board Member shall perform the customary duties of a board member, including oversight of the Company’s policies, strategy, and governance, in compliance with applicable laws and regulations. FKP Advisors LLC will be represented by its partners: Larry Kloess III, Jim Fitzgerald, and Ben Pope, who will rotate the board seat annually in the order noted.

1.2 Special Unit Responsibilities

The Board Member shall oversee a special unit within the Company, responsible for the following:

●	Recruitment, training, and development of personnel within the unit.

●	Supervising the hiring and firing of employees within the unit.

●	Ensuring operational efficiency and alignment with the Company’s goals.

2. COMPENSATION

2.1 Override on Sales

The Board Member shall receive a compensation of 10% on new sales and 5% on renewals override, on all sales directly generated by the employees within the special unit under their supervision (the “Override”).

2.2 Limitations

The Override shall apply only to sales generated by the special unit and not to the Company’s overall revenue.

2.3 Payment Terms

The Override shall be calculated and paid on a monthly basis, within 15 days after the close of each payment period, subject to the Company’s standard accounting and verification processes.

2.4 Board Member Fee

The Board Member shall also receive the standard board member fees as approved by the Company’s compensation policy.

3. TERM

3.1 Agreement

This Agreement shall remain in effect for three (3) years, subject to termination by either Party as provided herein.

4. TERMINATION

4.1 Termination by Either Party

Either Party may terminate this Agreement upon 30 days’ written notice to the other Party.

4.2 Effect of Termination

Upon termination, the Board Member shall be entitled to any accrued compensation, including the Override on sales generated by the special unit prior to the termination date.

6. CONFIDENTIALITY AND NON-DISCLOSURE

The Board Member agrees to maintain the confidentiality of the Company’s proprietary information and to comply with all applicable non-disclosure policies.

6. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

7. ENTIRE AGREEMENT

This Agreement constitutes the entire understanding between the Parties and supersedes all prior agreements, representations, and understandings, whether written or oral.

SIGNATURES

Healthcare Integrated Technology, Inc.

By:	/s/ Scott M. Boruff
Name:	Scott M Boruff
Title:	Chief Executive Officer

Date:	April 15, 2025

FKP Advisors LLC

By:	/s/ FKP Advisors LLC

Date:	April 15, 2025